f

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SCPHARMACEUTICALS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

scPharmaceuticals Inc.
2400 District Ave., Suite 310
Burlington, MA 01803

NOTICE OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 9, 2020

Notice is hereby given that scPharmaceuticals Inc. will hold its 2020 Annual Meeting of Stockholders (the "Annual Meeting") online on June 9, 2020 at 12:30 p.m. Eastern Time, to accomplish the purposes listed below:

•

To elect three Class III directors, namely John H. Tucker, Jack A. Khattar and Klaus Veitinger, M.D., Ph.D., each to hold office until the 2023 annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal;

•	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/SCPH2020, where you will be able to vote electronically and submit questions. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting. Only stockholders of record at the close of business on April 13, 2020 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Pursuant to Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet, we are posting the Company’s proxy materials on the Internet at www.proxyvote.com and delivering a Notice of Internet Availability of Proxy Materials. The Notice will be mailed to holders of record and beneficial owners of our common stock starting on or about April 27, 2020. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Stockholders of record may request to receive the proxy materials in printed form by mail on an ongoing basis for future annual meetings of the Company’s stockholders. This process allows us to provide our stockholders with the information they need on a more timely basis.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible to ensure your representation and the presence of a quorum at the Annual Meeting. Please review the instructions on the proxy card regarding your voting options. You may vote at the Annual Meeting, via the Internet, by mail or by telephone.

By Order of the Board of Directors,

John H. Tucker
President and Chief Executive Officer

Burlington, MA
April 27, 2020

Important Notice Regarding the Availability of Proxy Materials for the scPharmaceuticals 2020 Annual Meeting of Stockholders to Be Held on June 9, 2020:

The Notice of the 2020 Annual Meeting of Stockholders, the proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.proxyvote.com. You may attend the Annual Meeting electronically, by visiting www.virtualshareholdermeeting.com/SCPH2020, where you will be able to vote electronically and submit questions.

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2020

GENERAL INFORMATION

This Proxy Statement and related materials are available to you on the Internet, or at your request printed versions will be delivered to you by mail, in connection with the board of directors' solicitation of proxies for our 2020 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

The Annual Meeting will be held at 12:30 p.m. Eastern Time via the Internet at www.virtualshareholdermeeting.com/SCPH2020. This Proxy Statement is being made available to stockholders beginning on April 27, 2020.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about April 27, 2020.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 9, 2020: This proxy statement, the accompanying proxy card or voting instruction card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report on Form 10-K”) are available at www.proxyvote.com.

In this Proxy Statement the terms “scPharma,” the “Company,” “we,” “us,” and “our” refer to scPharmaceuticals Inc. The mailing address of our principal executive offices is scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803.

Record Date:	April 13, 2020

Quorum:	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present or represented by proxy to constitute a quorum.

Shares Outstanding:	There were 20,983,363 shares of common stock outstanding as of April 13, 2020.

Voting:	There are four ways a stockholder of record can vote:

(1)

By Internet: You may vote over the Internet prior to the Annual Meeting by following the instructions provided in the Notice or, if you requested to receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2) By Telephone: If you requested to receive your proxy materials by U.S. mail, you may vote by telephone prior to the Annual Meeting by following the instructions on the proxy card.

(3) By Mail: If you requested to receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card prior to the Annual Meeting in the postage-paid envelope provided.

(4)

During the Annual Meeting: If you are a stockholder as of the record date, you may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/SCPH20. You will need the 16-digit control number included on your proxy card. Submitting a proxy prior to the Annual Meeting will not prevent stockholders from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting at the Annual Meeting.

In order to be counted, proxies submitted by telephone or Internet prior to the Annual Meeting must be received by 11:59 p.m. Eastern Time on June 8, 2020. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending and voting at the Annual Meeting, by delivering an instrument in writing revoking the proxy, by delivering another duly executed proxy bearing a later date to our Corporate Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the plurality of votes properly cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions, and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” and broker non-votes have no effect on the election of directors. Abstentions and broker non-votes have no effect on the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of the nominees for director and FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory vote by our stockholders on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30th of the prior year, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803, Attn: Investor Relations, or call 617-517-0730.

If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE - ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our second amended certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Immediately prior to the Annual Meeting, our board of directors will consist of nine members. Our board of directors is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors expires at the 2021 annual meeting and the term of the Class II directors expires at the 2022 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

The following presents our current directors, their respective term on the board of directors, ages and positions as of April 13, 2020:

Name	Age	Position
Class III director nominees for election at the 2020 Annual Meeting
John H. Tucker	57	President, Chief Executive Officer and Director
Jack A. Khattar (2)	58	Chairman of the Board and Director
Klaus Veitinger, M.D., Ph.D. (3)	58	Director
Class I directors whose terms will expire at the 2021 Annual Meeting
Dorothy Coleman (1)	57	Director
Frederick Hudson (1)	74	Director
Leonard D. Schaeffer (2)	74	Director
Class II directors whose terms will expire at the 2022 Annual Meeting
Mette Kirstine Agger (2) (3)	55	Director
Mason Freeman, M.D. (3)	69	Director
Minnie Baylor-Henry (1)	72	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Nominees

Based on the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors has nominated John H. Tucker, Jack A. Khattar and Klaus Veitinger, M.D., Ph.D. for election as directors each to serve for a three-year term ending at the 2023 annual meeting or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. John H. Tucker, Jack A. Khattar and Klaus Veitinger, M.D., Ph.D. are current members of our board of directors.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present board of directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the board of directors. The board of directors may fill such vacancy at a later date or reduce the size of the board of directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

The biographies of each of the nominees and continuing directors below contain information regarding each such person's service as a director, business experience, public director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person's specific experience, qualifications, attributes and skills that led the board of directors and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our board of directors. Finally, we value our directors' experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the board of directors be comprised of independent directors whom the board of directors has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”). The Company has determined that, with the exception of John H. Tucker, our president and chief executive officer, all of our other directors qualify as “independent” directors.

Nominees for Election as Class III Directors for a Three-Year Term

John H. Tucker has been our Chief Executive Officer since January 2017 and has also served on our board of directors since that time. Prior to that, from 2016 to 2017, Mr. Tucker served as chief executive officer of Algal Scientific Corporation. Before Algal Scientific, from 2014 to 2016, Mr. Tucker served as chief executive officer of Alcresta, a developer of enzyme-based products for patients with acute and chronic diseases. Prior to Alcresta, from late 2013 to April 2014, Mr. Tucker worked at Nelson Bach U.S. Ltd., a natural healthcare products manufacturer, as chief executive officer of its North American business. Prior to that, he served as senior vice president and chief commercial officer of Incline Therapeutics, a hospital-focused specialty pharmaceutical company, from 2012 until the company was purchased by The Medicines Company in January 2013. Mr. Tucker continued in his role at The Medicines Company through the transition into late 2013. Mr. Tucker joined Incline from AMAG Pharmaceuticals, a pharmaceutical company developing products that treat adults with iron deficiency anemia, where he was senior vice president, Commercial Operations in 2012. Prior to AMAG Pharmaceuticals, from 2007 to 2011, Mr. Tucker served as president, U.S. Operations at Basilea Pharmaceuticals, a multinational specialty biopharmaceutical company. Prior to Basilea, from 2002 to 2007, Mr. Tucker was executive vice president, Sales and Marketing at Indevus Pharmaceuticals, a specialty pharmaceutical company. Mr. Tucker also previously served at ALZA, a global pharmaceutical company, and at Johnson & Johnson, including as senior director of trade relations, government sales and senior care. Mr. Tucker holds a B.A. from Plymouth State College and an M.B.A. from New Hampshire College. We believe Mr. Tucker is qualified to serve on our board of directors because of his extensive and broad range of experience in business and healthcare product development, including previous experience growing companies in the pharmaceutical industry.

Jack A. Khattar has served as a member of our board of directors since June 2016 and as Chairman of our board of directors since November 2017. Mr. Khattar founded Supernus Pharmaceuticals, a pharmaceutical company, (Nasdaq:SUPN) in 2005, and has served as its president, chief executive officer, secretary and director since then. From 1999 to 2005, Mr. Khattar served in various positions during that time as a board member, president and chief executive officer of Shire Laboratories Inc., the drug delivery subsidiary of Shire plc. From 1999 to 2004, he also served as a member of Shire plc’s Executive Committee. Prior to that, Mr. Khattar served as an executive officer and the chairman of the Management Committee at CIMA Labs Inc., a drug delivery company where he was also responsible for business development, corporate alliances and strategic planning. Prior to joining CIMA in 1995, Mr. Khattar held several marketing and business development positions at Merck & Co., Novartis, Playtex and Kodak Company in various locations, including the United States, Europe and the Middle East. Mr. Khattar served on the board of Rockville Economic Development, Inc. from 2003 until 2013. He currently serves on the board of directors of Prevacus, Inc., a privately held development stage biotechnology company and on the Advisory Board of New Rhein Healthcare. Mr. Khattar earned his degrees in Marketing with a B.B.A. from American University of Beirut and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Khattar’s leadership, executive, managerial, business and pharmaceutical company experience, along with his more than 25 years of industry experience in the development and commercialization of pharmaceutical products and drug delivery technologies, qualify him to be a director.

Klaus Veitinger, M.D., Ph.D. has served as a member of our board of directors since November 2017. Dr. Veitinger has served as a Venture Partner with OrbiMed Advisors LLC, a healthcare investment firm, since 2007. During his prior 16-year pharmaceutical career, Dr. Veitinger held senior management positions in drug development, licensing and business development, strategic planning and M&A, as well as general management. Most recently Dr. Veitinger was a Member of the Executive Board of Schwarz Pharma AG, a pharmaceutical company, and the Chief Executive Officer of Schwarz Pharma Inc. with responsibility for the U.S. and Asia businesses culminating in the ultimate sale of the Schwarz Group. Dr. Veitinger currently serves on the board of directors of Tricida Therapeutics, Inc. and has served or serves on the boards of several private and public companies in the life sciences sector, including Relypsa Therapeutics, Inc. from October 2010 to June 2015 and Intercept Pharmaceuticals, Inc. from September 2012 to July 2016. For seven years he was a Director of PhRMA. Dr. Veitinger received his medical degree and his doctorate (Ph.D.) from the University of Heidelberg. He earned his M.B.A. at INSEAD in France. We believe that Dr. Veitinger is qualified to serve on our board of directors due to his management and investment experience in the life sciences sector and medical and scientific background.

Class I Directors Continuing in Office

Dorothy Coleman has served as a member of our board of directors since March 2015. Ms. Coleman is the Senior Vice President and Chief Finance Officer of Anthem Government Business, a position she has held since July 2019. Ms. Coleman joined Anthem from Lifetime Healthcare Companies and Excellus BlueCross BlueShield, each a health insurance provider, where she served as chief financial officer since 2011. Before that, from 2009 to 2011, Ms. Coleman was chief financial officer of Blue Cross and Blue Shield of Rhode Island, a health insurance provider. Ms. Coleman holds certified public accountant licenses in Indiana and Arizona. She has a B.S. in Accounting from the University of Phoenix. She received her M.B.A. from the University of Rochester Simon School of Business. We believe Ms. Coleman is qualified to serve on our board of directors because of her financial expertise, industry experience and her experience working with insurance providers.

Frederick Hudson has served as a member of our board of directors since June 2018. Mr. Hudson retired as a partner in charge of the health care audit practice for the Washington-Baltimore business unit of the accounting firm of KPMG, LLP on January 1, 2006, after a 37-year career with the firm. Since 2010, he has been a director and audit committee chair of Supernus Pharmaceuticals, Inc. He has been chair and finance committee chair of the Board of Directors of GBMC Healthcare, Inc. and its affiliate, Greater Baltimore Medical Center, Inc. since 2006. From 2014 to 2018, Mr. Hudson was a director, audit committee chair, and a member of the compensation committee of Aradigm Corporation. He also served in a board capacity with the Board of Financial Administration of the Catholic Archdiocese of Baltimore until 2015, the Board of Trustees of the Maryland Historical Society until 2014, and as director and audit committee chair of Educate, Inc. from 2012 to 2015, Woodhaven Holding Corporation from 2007 to 2011 and Paradigm Management Services, LLC from 2006 to 2011, among others. Mr. Hudson received a B.S. in Accounting from Loyola University Maryland and is a Certified Public Accountant (retired). We believe that Mr. Hudson’s extensive accounting and health care audit experience qualify him to serve as a member of our board of directors.

Leonard D. Schaeffer has served as a member of our board of directors since 2014. He has served as a partner of North Bristol Partners LLC, a privately held consulting company, since 2006. From 2007 to 2011, Mr. Schaeffer served as the chairman of the Board of Surgical Care Affiliates, LLC, then a privately held company operating a national network of ambulatory surgical centers and surgical hospitals. Mr. Schaeffer formerly served as chairman of the board of WellPoint, Inc. (now Anthem, Inc.), then the largest health insurance company in the United States, chairman and chief executive officer of WellPoint Health Networks Inc. and chairman and chief executive officer of Blue Cross California and as a director of Allergan, Inc., a publicly traded specialty pharmaceutical company, from 1993 to 2011, and as a director of Amgen, Inc., a publicly traded biotechnology company, from 2004 to 2013. Mr. Schaeffer also served on the board of Walgreens Boots Alliance, a publicly traded pharmaceutical manufacturing, wholesale and distribution holding company from June 2015 to October 2019. While serving in the federal government from 1978 to 1980, Mr. Schaeffer was Administrator of the Health Care Financing Administration (now CMS) and was responsible for the United States Medicare and Medicaid programs. Mr. Schaeffer was named the Judge Widney Professor and Chair at the University of Southern California in 2007 and serves on the boards of the Brookings Institution, the RAND Corporation, the University of Southern California, and on the Board of Fellows of Harvard Medical School. He is a member of the Institute of Medicine of the National Academy of Sciences. Mr. Schaeffer earned his A.B. in Economics from Princeton University. We believe that Mr. Schaeffer is qualified to serve on our board of directors because of his industry experience and his decades long track record of serving in leadership positions on various boards.

Class II Directors Continuing in Office

Mette Kirstine Agger has served as a member of our board of directors since March 2014. Since 2009, Ms. Agger has served as a managing partner of Lundbeckfonden Ventures, a life science venture fund. Prior to that, Ms. Agger co-founded 7TM Pharma A/S, a biotech company engaged in therapeutic drug discovery and development, in 2000, and served as its chief executive officer from founding to 2009. Prior to founding 7TM Pharma, Ms. Agger was part of the management team of NeuroSearch A/S, a former drug research and development company. Ms. Agger serves on numerous boards of both in private and public companies, including Klifo, a pharmaceutical consulting company, Cydan Development, an orphan drug startup accelerator, Imara, a sickle cell disease focused drug company, Psioxus, an immuno-oncolytic virus company, Tiburio Therapeutics, treatment of non-functioning pituitary adenoma, Trevi Therapeutics, a late-stage clinical development company, and Veloxis, an emerging specialty pharmaceutical company. Ms. Agger graduated with an M.Sc. in Biology from the University of Copenhagen and has an M.B.A. from Henley Business School University of Reading. We believe Ms. Agger is qualified to serve on our board of directors because of her industry experience, intellectual property knowledge and her experience of serving on the boards of directors for several biopharmaceutical and medtech companies.

Mason Freeman, M.D. has served as a member of our board of directors since July 2018. Dr. Freeman is a Venture Partner at 5AM Venture Management, LLC, a life science focused investment firm, which he joined initially as scientific advisor in 2007. He is Chief of the Lipid Metabolism Unit and director of the Translational Research Center at Massachusetts General Hospital (MGH), as well as a Professor of Medicine at Harvard Medical School. Prior to this, Dr. Freeman was head of the Novartis translational medicine program for cardiovascular & metabolic diseases as well as global head of biomarker development. Dr. Freeman currently serves on the scientific advisory boards of Homology Medicines, Inc. and Mitobridge, Inc., a biotechnology company that was acquired by Astellas Pharma Inc. in January 2018. Dr. Freeman previously served as clinical advisor to Relypsa, Inc., a biopharmaceutical company focused on polymer therapeutics and was a director of Crinetics Pharmaceuticals and Envoy Therapeutics, Inc., a biopharmaceutical company that was acquired by Takeda. Dr. Freeman holds a B.A. from Harvard College and a M.D. from the University of California, San Francisco. We believe Dr. Freeman is qualified to serve on our board of directors because of his industry experience, medical and clinical knowledge, and his experience of serving on the board of directors and scientific advisory board for several biopharmaceutical companies.

Minnie Baylor-Henry has served as a member of our board of directors since July 2018. Ms. Baylor-Henry is the President of B-Henry & Associates, a consulting firm focused on providing regulatory and compliance strategy services to life sciences companies. Prior to assuming her current role, she was the Worldwide Vice-President for Regulatory Affairs for Johnson & Johnson’s Medical Devices & Diagnostics where she was directly responsible for coordinating the regulatory strategy for the approval of a wide portfolio of products globally, ranging from contact lens to sterilization products. Prior to that Ms. Baylor-Henry was a National Director for Regulatory & Capital Markets Consulting at Deloitte & Touche and before that worked for the U.S. Food & Drug Administration (FDA). Ms. Baylor-Henry is recognized as a leader in the area of food and drug laws, and regulations and is a frequent speaker on food and drug law topics. Ms. Baylor-Henry currently serves on the boards of directors of PolarityTE, Inc., since December 2018, and Apyx Medical, since August 2019. She has received numerous awards and recognitions in this area. Ms. Baylor-Henry received her Pharmacy degree from Howard University’s College of Pharmacy and her law degree from Catholic University’s Columbus School of Law. We believe Ms. Baylor-Henry is qualified to serve on our board of directors because of her industry experience including relevant regulatory affairs experience in medical devices and pharmaceutical products, including combination products in the private and public sectors.

There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiary.

Executive Officers

The following table presents our executive officers and their ages and positions as of April 13, 2020:

Name	Age	Position
John H. Tucker	57	President, Chief Executive Officer, Principal Executive Officer, Principal Financial Officer and Director
Rachael Nokes	45	Senior Vice President of Finance and Principal Accounting Officer

See the section of this Proxy Statement Captioned “- Nominees for Election as Class III Directors for a Three-Year Term” for Mr. Tucker’s biography.

Rachael Nokes joined us in September 2014 and is currently our Senior Vice President of Finance and Principal Accounting Officer. Most recently, from 2009 to 2014, Ms. Nokes served as Director of Accounting at BG Medicine, then a publicly held medical device company. Prior to that, from 2001 to 2009, she served in various accounting and finance positions at BG Medicine.  From 1998 to 2001, Ms. Nokes held accounting and finance positions at Corning Lasertron and Oak Industries (acquired by Corning). Prior to Oak Industries, Ms. Nokes was an auditor at PriceWaterhouse LLP (now PriceWaterhouseCoopers LLP). Ms. Nokes holds a B.S. in Accounting from Boston College and an M.S. in Finance from Bentley University.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our board of directors held five regular meetings in 2019. During their respective terms of service, each director attended at least 75% of all meetings of the board of directors and the committees on which they then served. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to attend our annual meetings of stockholders, all meetings of the board of directors and all meetings of the committees on which they serve. Nine directors attended the 2019 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Our board of directors adopted a Code of Business Conduct and Ethics, which applies to our directors, officers and employees, including our chief executive officer and our other executive and senior officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our audit committee.

A current copy of our Code of Business Conduct and Ethics is posted on the Corporate Governance section of our website, which is located at www.scpharmaceuticals.com. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits short sales and, without prior approval, derivative transactions of our stock by our executive officers, directors and specified other employees and their respective affiliates, purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities, or other hedging transactions. In addition, our insider trading policy expressly prohibits our executive officers, directors and specified other employees and their respective affiliates from borrowing against Company securities held in a margin account, or, without prior approval, pledging our securities as collateral for a loan.

Independence of the Board of Directors

Consistent with our corporate governance guidelines and Nasdaq rules, our board of directors has determined that, as of the date of this Proxy Statement, all of the members of our board of directors excluding John H. Tucker, our president and chief executive officer, are “independent.” In addition, all members of the audit, compensation and nominating and corporate governance committees, satisfy the applicable independence criteria of the SEC and Nasdaq.

Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates in connection with its evaluation of a director candidate, including through candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board of directors or management. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors' approval as director nominees for election to the board of directors.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the selection as nominees for the board of directors and as candidates for appointment to the board of directors' committees: Each nominee shall have high standards of personal and professional ethics and integrity, shall have proven achievement and competence in the nominee's field and the ability to exercise sound business judgment, shall have skills that are complementary to those of the existing board of directors, shall have the ability to assist and support management and make significant contributions to the Company's success and shall have an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities. The nominating and corporate governance committee also recommends candidates to the board of directors for appointment to the committees of the board of directors. Once appropriate candidates have been identified, the entire board of directors votes on the candidates for appointment to the respective committees.

In evaluating proposed director candidates, the nominating and corporate governance committee will consider, in addition to the minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, the current size and composition of the board of directors, the needs of the board of directors and the respective committees, and such factors as character, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company's business and industry, other commitments and the like and any other factors that the nominating and corporate governance committee may consider appropriate.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Corporate Secretary at scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The board of directors provides to every stockholder the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders may send such communication to the attention of the Chair of the Board of Directors via U.S. Mail or Expedited Delivery Service to: scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803, Attn: Chair of the Board of Directors.

For a stockholder communication directed to an individual director in his capacity as a member of the board of directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such stockholder communication to each director, and the Chair of the Board in his capacity as a representative of the board of directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chair of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure and Board's Role in Risk Oversight

Currently, the role of chairman of the board is separated from the role of chief executive officer, and we plan to keep these roles separated. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors' oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our risk that falls within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Risks Related to Compensation Policies and Practices

In establishing and reviewing our compensation philosophy and programs, we consider whether such programs encourage unnecessary or excessive risk taking. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters reviewed annually by the respective committees and approved by our board of directors (copies of which can be found on our website by visiting www.scpharmaceuticals.com and under “Investor Relations - Corporate Governance”). The Board of Directors adopted an amended charter for the Compensation Committee in December 2019.

Audit Committee

Mr. Hudson, Ms. Coleman and Ms. Baylor-Henry serve on the audit committee, which is chaired by Mr. Hudson. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the applicable SEC and Nasdaq rules, and each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Mr. Hudson as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee held four meetings during 2019. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•

recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.

Compensation Committee

Mr. Khattar, Ms. Agger and Mr. Schaeffer serve on our compensation committee, which is chaired by Mr. Khattar. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. The compensation committee held five meetings during 2019 and took action two times by unanimous written consent. The compensation committee’s responsibilities include:

•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our chief executive officer;
•

evaluating the performance of our chief executive officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of our chief executive officer and (ii) reviewing and approving grants and awards to our chief executive officer under equity-based plans;

•	reviewing and approving the cash compensation of our other executive officers and employees at the level of senior vice president and above;
•	reviewing and establishing our overall management compensation, philosophy and policy;
•	reviewing and determining achievement of company goals as they relate to annual bonus compensation;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and recommending to the board of directors the compensation of our directors;
•	preparing our compensation committee report, if and when required by SEC rules;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required by SEC rules, to be included in our annual proxy statement; and
•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee

Dr. Veitinger, Dr. Freeman and Ms. Agger serve on our nominating and corporate governance committee, which is chaired by Dr. Veitinger. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable SEC and Nasdaq rules. The nominating and corporate governance committee held one meeting during 2019 and took action one time by unanimous written consent. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the board of directors;
•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

Our board of directors may from time to time establish other committees.

Director Compensation

The following table provides information for the year ended December 31, 2019, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee member of our board of directors during any portion of that year. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2019. Mr. Tucker, who is also our president and chief executive officer, receives no compensation for his service as director, and the compensation received by Mr. Tucker as an employee during 2019 is presented in the 2019 Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Mette Kirstine Agger	39,875	13,006	52,881
Dorothy Coleman	37,500	13,006	50,506
Jack A. Khattar	70,000	13,006	83,006
Leonard D. Schaeffer	36,000	13,006	49,006
Klaus Veitinger M.D., Ph.D.	37,500	13,006	50,506
Frederick Hudson	45,000	13,006	58,006
Minnie Baylor-Henry	36,625	13,006	49,631
Mason Freeman M.D.	33,000	13,006	46,006

(1)	Includes amounts earned and paid pursuant to our non-employee director compensation policy.
(2)

The amounts reported represent the aggregate grant-date fair value of stock options awarded to the directors in 2019, calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718 (“ASC Topic 718”). For information regarding the assumptions underlying the valuation of equity awards, see the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated by reference herein. This amount does not correspond to the actual value that may be recognized by the named director upon exercise of the applicable awards.

(3)	The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding for each non-employee director as of December 31, 2019:

Name	Number of Shares
Mette Kirstine Agger	12,248
Dorothy Coleman	19,211
Jack A. Khattar	19,211
Leonard D. Schaeffer	17,471
Klaus Veitinger M.D., Ph.D.	30,353
Frederick Hudson	18,372
Minnie Baylor-Henry	18,372
Mason Freeman M.D.	60,153

Our board of directors adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, highly-qualified non-employee directors. Under the policy, all non-employee directors are paid cash compensation as set forth below.

Annual Retainer ($)
Board of Directors:
Non-Executive Chairman	60,000
Other Non-Employee Directors	30,000

Audit Committee:
Committee Chairman	15,000
Other Committee Members	7,500

Compensation Committee:
Committee Chairman	10,000
Other Committee Members	5,000

Nominating and Corporate Governance Committee:
Committee Chairman	7,500
Other Committee Members	4,000

In addition, upon initial election to our board of directors, each non-employee director will be granted 12,248 options on the date of such director’s election or appointment to the board of directors, which will vest in the following manner, subject to continued service through such vesting date(s): 33% shall vest on the first anniversary of grant, and the remainder shall vest in equal monthly installments over the following two years. On the date of each annual meeting of the Company’s stockholders, each non-employee director who is re-elected to the board at such meeting will be granted 6,124 options, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting. All such options will be granted at fair market value on the date of grant.

PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed RSM US LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2020. The Company is asking our stockholders to ratify the audit committee’s selection of RSM US LLP as our independent auditors for the 2020 fiscal year. RSM US LLP has audited our financial statements for the fiscal years 2019, 2018, 2017, 2016, 2015, 2014 and 2013.

The audit committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and our Company and any disclosed relationships or services that may impact the objectivity and independence of our independent registered public accounting firm, and the independent registered public accounting firm's performance. As a matter of good corporate governance, the board of directors determined to submit to stockholders for ratification the appointment of RSM US LLP. A majority of the votes properly cast is required in order to ratify the appointment of RSM US LLP. In the event that a majority of the votes properly cast do not ratify this appointment of RSM US LLP, the audit committee will consider this factor when making any determinations regarding RSM US LLP.

We expect that a representative of RSM US LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering in 2017, we adopted a policy under which the audit committee is directly responsible for pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

In addition, in the event time constraints require pre-approval prior to the audit committee's next scheduled meeting, the audit committee has authorized its chairman to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by RSM US LLP for audit, audit-related, tax and all other services rendered to the Company for fiscal years 2019 and 2018:

	2019	2018
Audit Fees	$178,500	$185,850
Audit-Related Fees	56,625	64,890
Tax Fees	26,250	18,677
All Other Fees	—	—
Total	$261,375	$269,417

Audit Fees.     Audit fees consist of fees billed for the audit of our annual financial statements and the review of the interim financial statements.

Audit-Related Fees.     Audit-related fees consist of fees billed for services that are normally provided in connection with registration statements.

Tax Fees.     Tax fees consist of aggregate fees for tax compliance and tax advice, including the review and preparation of our various jurisdictions' income tax returns.

The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Report of the Audit Committee of the Board of Directors

This report is submitted by the audit committee of the Board of Directors (the “Board”) of scPharmaceuticals Inc. (the “Company”). The audit committee members who submitted this report are the three directors whose names appear below. The current members of the audit committee are Frederick Hudson, Dorothy Coleman and Minnie Baylor-Henry. None of the members of the audit committee is an officer or employee of the Company, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of the Nasdaq. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated Mr. Hudson as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The audit committee's general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company's financial statements for 2019 and met with management, as well as with representatives of RSM US LLP, the Company's independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of RSM US LLP the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

In addition, the audit committee received the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and discussed with members of RSM US LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company's audited consolidated financial statements for 2019 be included in its Annual Report on Form 10-K for 2019.

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Audit Committee
Frederick Hudson (Chairman)
Dorothy Coleman
Minnie Baylor-Henry

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 13, 2020, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	our named executive officers;
•	each of our directors and director nominees; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 20,983,363 shares of common stock outstanding as of April 13, 2020. Options to purchase shares of our common stock that are exercisable within 60 days of April 13, 2020, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Number of Shares	Percentage of Shares
Name and Address of Beneficial Owner (1)	Beneficially Owned	Beneficially Owned
5% Stockholders:
Entities associated with 5AM Ventures (2)	3,253,440	15.50%
Lundbeckfond Invest A/S (3)	3,183,986	15.17%
OrbiMed Advisors LLC (4)	3,409,865	16.25%
Entities associated with RA Capital Management, LLC (5)	3,518,998	16.77%
Entities associated with Sun Pharmaceutical Industries Limited (6)	2,167,679	10.33%
Entities associated with Ikarian Capital, LLC (7)	1,073,647	5.12%
Named Executive Officer, Other Executive Officers and Directors:
John H. Tucker (8)	560,007	2.67%
Mette Kirstine Agger (9)	6,124	*
Dorothy Coleman (10)	27,435	*
Frederick Hudson (11)	7,825	*
Jack A. Khattar (12)	13,087	*
Leonard D. Schaeffer (13)	111,900	*
Klaus Veitinger, M.D.(14)	24,229	*
Minnie Baylor-Henry (15)	7,485	*
Mason Freeman, M.D.(16)	49,266	*
Rachael Nokes (17)	48,524	*
Troy Ignelzi (18)	67,932	*
All executive officers and directors as a group (10 persons) (19)	855,882	4.08%

*	Less than 1%
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803

(2)

The information reported is based on a Schedule 13G filed with the SEC on December 4, 2017. Consists of (i) 3,123,303 shares of common stock held by 5AM Ventures IV, L.P. and (ii) 130,137 shares of common stock held by 5AM Co-Investors IV, L.P. Dr. John D. Diekman, Andrew Schwab and Dr. Scott M. Rocklage are managing members of 5AM Partners IV, LLC, the general partner of 5AM Ventures IV, L.P. and 5AM Co-Investors IV, L.P., and as such, share voting and investment authority over the shares held by 5AM Ventures IV, L.P. and 5AM Co-Investors IV, L.P. Each of 5AM Partners IV, LLC, Dr. Diekman, Mr. Schwab, and Dr. Rocklage disclaim beneficial ownership of such shares except to the extent of its or their pecuniary interest therein. The address of 5AM Ventures is 501 2nd Street, Suite 350, San Francisco, CA 94107.

(3)

The information reported is based on a Schedule 13G filed with the SEC on February 14, 2018. Consists of 3,183,986 shares of common stock issuable upon conversion of preferred stock held by Lundbeckfond Invest A/S. The board of directors and Lene Skole, the chief executive officer of Lundbeckfond Invest A/S may be deemed to share voting and investment authority over the shares held by Lundbeckfond Invest A/S. Mette Kirstine Agger, a member of our board of directors, is a managing partner at Lundbeckfonden Ventures, which is an affiliate of Lundbeckfond Invest A/S. The address of Lundbeckfond Invest A/S is Scherfigsvej 7, DK-2100 København Ø.

(4)

The information reported is based on a Schedule 13D filed with the SEC on December 1, 2017, as amended on January 26, 2018. Consists of 3,409,865 shares of common stock held by OrbiMed Private Investments VI, L.P. (“OPI VI”). OrbiMed Capital GP VI LLC (“GP VI”) is the sole general partner of OPI VI. OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of GP VI. By virtue of such relationships, GP VI and OrbiMed Advisors may be deemed to have voting and investment power with respect to the shares held by OPI VI and as a result may be deemed to have beneficial ownership of such shares. Each of GP VI and OrbiMed Advisors disclaims beneficial ownership of the shares held by OPI VI, except to the extent of its or his pecuniary interest therein if any. The address of these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(5)

The information reported is based on a Schedule 13G filed with the SEC on December 11, 2017, as amended on February 14, 2020 and Form 4s filed with the SEC on April 15, 2019 and February 19, 2020. Consists of (i) 2,877,503 shares of common stock held by RA Capital Healthcare Fund, L.P. (the “Fund”); and (ii) 641,495 shares of common stock held in a separate account (the “Account”) managed by RA Capital Management, LLC (“Capital”). As the investment adviser to the Fund and the Account, Capital may be deemed a beneficial owner of the shares owned by the Fund or the Account. As the manager of Capital, Peter Kolchinsky may be deemed a beneficial owner of the shares beneficially owned by Capital. Capital and Mr. Kolchinsky each disclaims beneficial ownership of such shares. The address of RA Capital is 20 Park Plaza, Suite 1200, Boston, MA 02116.

(6)

The information reported is based on a Schedule 13D filed with the SEC on November 27, 2017. Consists of (i) 1,810,536 shares of common stock held by Sun Pharmaceutical Industries, Inc. (“Sun Pharmaceutical Industries”) and (ii) 357,143 shares of common stock held by Sun Pharma (Netherlands) B.V. (“Sun Pharma Netherlands”). The board of directors of Sun Pharmaceutical Industries Limited (“Sun Pharma”) and Dilip S. Shanghvi, the controlling shareholder of Sun Pharma, may be deemed to share voting and investment authority over the shares owned by Sun Pharmaceutical Industries or Sun Pharma Netherlands. The address of Sun Pharma is c/o Sun House, 201 B/1, Wester Express Highway, Goregaon (E), Mumbai, Maharashtra (India) – 400 063.

(7)

The information reported is based on a Schedule 13G filed with the SEC on March 23, 2020. Consists of (i) 828,885 shares of common stock held by Ikarian Healthcare Master Fund, L.P. (“Ikarian Fund”) and (ii) 244,762 shares of common stock held by Ikarian Capital, LLC.. Ikarian Capital LLC is investment manager of, and may be deemed to indirectly beneficially own securities owned by, Ikarian Fund. Ikarian Healthcare Fund GP, L.P. (“Ikarian GP”) is the general partner of, and may be deemed to indirectly beneficially own securities owned by Ikarian Fund. Ikarian Capital is also the general partner of, and may be deemed to indirectly beneficially own, securities beneficially owned by Ikarian GP. Ikarian Capital is a sub-advisor for certain separate managed accounts (collectively, the “Managed Accounts”) and may be deemed to indirectly beneficially own securities owned by the Managed Accounts. Ikarian Capital is ultimately owned and controlled by Chart Westcott Living Trust, of which Mr. Westcott serves as the sole trustee (the “Trust”), and Mr. Shahrestani. Accordingly, each of Mr. Westcott, as sole trustee of the Trust, and Mr. Shahrestani may be deemed to indirectly beneficially own securities beneficially owned by, Ikarian Capital. Ikarian Fund and the Managed Accounts are the record and direct beneficial owners of the securities covered by this statement. Ikarian Fund disclaims beneficial ownership of the shares held by the Managed Accounts.. The address of Ikarian Capital, LLC is 100 Crescent Court, Suite 1629, Dallas, Texas 75201.

(8)	Consists of 5,000 shares of common stock and 555,007 shares of common stock underlying options exercisable within 60 days of April 13, 2020.

(9)	Consists of 6,124 shares of common stock underlying options exercisable within 60 days of April 13, 2020.
(10)	Consists of 14,348 shares of common stock and 13,087 shares of common stock underlying options exercisable within 60 days of April 13, 2020.
(11)	Consists of 7,825 shares of common stock underlying options exercisable within 60 days of April 13, 2020.
(12)	Consists of 13,087 shares of common stock underlying options exercisable within 60 days of April 13, 2020.
(13)

Consists of 43,104 shares of common stock held by Schaeffer Holdings LLC and 57,449 shares of common stock and 11,347 shares of common stock underlying options exercisable within 60 days of April 13, 2020.

(14)	Consists of 24,229 shares of common stock underlying options exercisable within 60 days of April 13, 2020.
(15)	Consists of 7,485 shares of common stock underlying options exercisable within 60 days of April 13, 2020.
(16)	Consists of 49,266 shares of common stock underlying options exercisable within 60 days of April 13, 2020.
(17)	Consists of 4,944 shares of common stock and 43,580 shares of common stock underlying options exercisable within 60 days of April 13, 2020.
(18)	Consists of 67,932 shares of common stock underlying options exercisable within 60 days of April 13, 2020.
(19)

Includes an aggregate of (i) 731,037 shares of common stock underlying options exercisable within 60 days of April 13, 2020 held and (ii) 124,845 shares of common stock owned by ten current executive officers and directors (excluding shares of our common stock beneficially owned by our former executive officer, Troy Ignelzi).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2019 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2014 Stock Option Plan (the “2014 Plan”), our 2017 Stock Option and Incentive Plan (the “2017 Plan”), and our 2017 Employee Stock Purchase Plan. Since the closing of our initial public offering in November 2017, no additional equity awards have been or will be made under our 2014 Plan. We do not have any non-stockholder approved equity compensation plans.

Number of Shares of
Common Stock
Remaining Available for
	Number of Shares of		Future Issuance Under
	Common Stock to be	Weighted-Average	Equity Compensation
	Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding	Outstanding	Securities Reflected in
Plan Category	Options (a)(1)	Options (b)(2)	Column (a)) (c)
Equity compensation plans approved by stockholders	1,600,418	$6.09	2,395,412

(1)

Consists of options to purchase 1,439,518 shares of common stock outstanding under our equity compensation plans and 160,900 shares of common stock subject to restricted stock units outstanding under our 2017 Plan.

(2)	Reflects the weighted average exercise price of the options to purchase 1,439,518 shares of common stock outstanding under our equity compensation plans.

EXECUTIVE COMPENSATION

Compensation Overview

This compensation overview, which should be read together with the compensation tables set forth below, provides information regarding our executive compensation program for employees at the level of senior vice president or above for 2019. John H. Tucker, our president and chief executive officer, Rachael Nokes, our senior vice president of finance and principal accounting officer, and Troy Ignelzi, our former chief financial officer, are referred to as our named executive officers for 2019. Mr. Ignelzi’s employment terminated in February 2019.

Setting Executive Compensation

Our board of directors and compensation committee review executive compensation annually. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short-term and long-term results that are in the best interests of our stockholders, and a long-term commitment to our Company.

Our compensation committee reviews and discusses management’s proposed compensation with the chief executive officer for all of our employees at the level of senior vice president or above other than the chief executive officer. Based on those discussions, without members of management present, the compensation committee approves the compensation of our executive officers and certain other senior employees. We retain the services of Pearl Meyer, as external compensation consultants and consider Pearl Meyer’s input on certain matters we deem appropriate. Pearl Meyer served at the discretion of the compensation committee and did not provide any other services to the Company during fiscal year 2019 other than those for which they were engaged by the compensation committee. Our compensation committee requires that its compensation consultants be independent of Company management and performs an annual assessment of the compensation consultants’ independence to determine whether the consultants are independent. Our compensation committee has determined that Pearl Meyer is independent and that its work has not raised any conflict of interests.

We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation.

Role of the Compensation Committee

The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals, as well as the executive's performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Specific achievements and performance metrics considered in 2019 included:

-	continued advancement of our lead programs;
-	maintaining budgetary alignment and ending the year within budget;
-	continued oversight of our management team; and
-	maintaining budgetary oversight of employee retention and reduction in force benefit plans.

Role of Management

Our chief executive officer assists the compensation committee in identifying the key performance and incentive measures that may be used in setting annual cash performance bonus opportunities and also provides input on key contributors and performers within the Company so as to ensure their compensation accurately reflects their responsibilities, performance, experience levels and expected future contributions. Although our chief executive officer does not participate in decisions involving his own compensation, his recommendations and input, along with input from other executive officers, are often taken into consideration by the compensation committee when making compensation decisions.

Role of Compensation Consultant

Our compensation committee has engaged Pearl Meyer, an independent executive compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs.

Our compensation committee requires that its compensation consultants be independent of Company management. We do not believe the retention of, and the work performed by Pearl Meyer creates any conflicts of interest. During 2019, Pearl Meyer did not provide services to us other than the services to our compensation committee described in this proxy statement.

In 2019, Pearl Meyer assisted the compensation committee as follows:

•	providing consulting support and advice related to retaining key employees following the February 8, 2019 reduction in force;
•	preparing competitive compensation analyses for the Company’s executive management team, including our named executive officers and senior vice presidents, and
•	providing consulting support for 2019 executive compensation actions.

Elements of Compensation

Base salary

Our compensation committee or our board of directors reviews the base salaries of employees at the level of senior vice president and above, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer's performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

During 2019, the annual base salaries for each of Mr. Tucker and Ms. Nokes were $515,247 and $309,000, respectively.  Prior to his departure from the Company on February 28, 2019, Mr. Ignelzi was receiving an annual base salary of $407,056. Effective January 1, 2020, Mr. Tucker and Ms. Nokes’ annual base salaries were increased to $530,800 and $324,500, respectively.

Annual performance bonuses

We also believe that a significant portion of our executives' cash compensation should be based on the attainment of business goals established by our board of directors or the compensation committee. Each of our named executive officers other than Troy Ignelzi, our former chief financial officer, participated in our 2019 Senior Executive Cash Incentive Bonus Plan (“2019 Bonus Plan”). The 2019 Bonus Plan provides for formula-based incentive payments based upon the achievement of certain corporate and individual performance goals and objectives approved by our board of directors and compensation committee, respectively. We typically establish bonus targets for our named executive officers and conduct an annual performance review process to serve as the basis for determining eligibility for any such bonuses. Among the key parameters that typically are the basis for such bonus determinations are our achievement of overall corporate goals and the achievement of specified goals and objectives by each individual employee. With respect to performance in fiscal year 2019, the target bonus opportunity as a percentage of base salary for each of Mr. Tucker, Ms. Nokes and Mr. Ignelzi were 50%, 30% and 37%, respectively.

All final bonus payments to our named executive officers, if any, are determined by our compensation committee, which retains full discretion to adjust individual actual bonus awards based on the achievement of corporate and individual performance objectives, and may also adjust bonus awards based on other factors in their discretion.

For 2019, the corporate performance objectives generally fell into the categories of regulatory achievements, lifecycle management, fiscal management, and operational execution.  The compensation committee determined the Company met corporate goals at 100%. For 2019, we awarded bonuses to Mr. Tucker and Ms. Nokes in the amounts of $256,798 and $87,495, respectively. Due to his departure from the Company in February 2019, Mr. Ignelzi was not employed on the date that bonuses for fiscal year 2019 were approved and, therefore, was not eligible, and did not receive a bonus.

Equity-based compensation

Equity-based compensation is an integral part of our overall compensation program. Providing named executive officers with the opportunity to create significant wealth through stock ownership is a powerful tool to attract and retain highly-qualified executives, achieve strong long-term stock price performance, align our executives' interests with those of our stockholders and provide a means to build real ownership in the Company. In addition, the vesting feature of our equity grants contributes to executive retention. We have historically granted equity awards to our employees, including our named executive officers, in the form of options to purchase shares of our common stock, and in 2019, we added restricted stock unit grants as part of our compensation program.

During the fiscal year ended December 31, 2019, we granted stock options and restricted stock units to each of our named executive officers, as shown in more detail in the “Outstanding Equity Awards at Fiscal Year-End 2019” table below.

401(k) Plan

We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. All participants’ interests in their contributions are 100% vested when contributed. Pre and post-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participant’s directions. All of our employees are eligible to participate in the 401(k) plan beginning on the first day of the calendar month after commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $19,000 (an additional $6,000 in contributions is allowed for participants age 50 and over) in 2019, and have the amount of the reduction contributed to the 401(k) plan. We also match employee contributions to the 401(k) plan equal to 100% on the first 3% of compensation deferred as an elective deferral and an additional 50% on the next 2% of compensation deferred as an elective deferral.

Health and Welfare Benefits

All of our full-time employees, including our executive officers are eligible to participate in certain medical, disability and life insurance benefit programs offered by us. We pay the premiums for term life insurance and disability for all of our employees, including our executive officers. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned during the fiscal years ended December 31, 2019 and December 31, 2018 by our named executive officers. Mr. Tucker and Ms. Nokes were the Company’s only executive officers as of the end of fiscal year 2019.

Name and Principal Position	Year	Salary ($)	Share Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
John H. Tucker	2019	513,596	274,625	181,181	256,798	12,123	1,238,323
President and Chief Executive Officer	2018	494,227	—	887,260	99,086	10,734	1,491,307
Rachael Nokes	2019	291,650	45,013	—	87,495	11,515	435,673
Senior Vice President of Finance
Troy Ignelzi (5)	2019	66,538	—	—	—	229,482	296,020
Former Chief Financial Officer	2018	390,450	—	378,371	57,927	72,964	899,712

(1)

Amounts reflect the grant date fair value of share awards granted in 2019 calculated in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. These amounts reflect the accounting cost and do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the share awards.

(2)

Amounts reflect the grant date fair value of option awards granted in 2019 and 2018, calculated in accordance with ASC Topic 718. For information regarding assumptions underlying the valuation of equity awards, see the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts reflect the accounting cost and do not correspond to the actual value that may be recognized by the named executive officers upon exercise of the stock options.

(3)

The 2019 amounts reported represent incentive bonuses earned for performance with respect to fiscal year 2019 and paid in January 2020. The incentive bonuses awarded with respect to fiscal year 2019 were paid pursuant to the 2019 Bonus Plan and amounts were determined based upon the achievement of company performance objectives related to regulatory achievements, lifecycle management, fiscal management, and operational execution for the year ended December 31, 2019. The 2018 amounts reported represent incentive bonuses earned for performance with respect to fiscal year 2018 and paid in January 2019. The incentive bonuses awarded with respect to fiscal year 2018 were paid pursuant to the 2018 Bonus Plan and amounts were determined based upon the achievement of company performance objectives related to regulatory achievements, fiscal management, financing objectives and operational execution for the year ended December 31, 2018.

(4)	The amounts reported for 2019 include the following:

Executive Officer	Company Matching Contribution to 401(k) Plan Account ($)	Severance ($)	Accrued Vacation ($)	Group Term Life Premiums ($)	Commuting ($)
John H. Tucker	10,575	—	—	1,548	—
Rachael Nokes	11,035	—	—	480	—
Troy Ignelzi	2,786	203,528	13,049	—	10,119

(5)	Mr. Ignelzi’s employment terminated in February 2019.

Employment Arrangements with Our Named Executive Officers

We entered into employment agreements with each of our named executive officers, Mr. Tucker and Ms. Nokes, on November 17, 2017 and December 12, 2019, respectively. Except as noted below, these employment agreements provide for “at will” employment.

John H. Tucker

Effective upon the closing of our initial public offering in November 2017, we entered into a second amended and restated employment agreement with Mr. Tucker, pursuant to which Mr. Tucker is entitled to receive an annual base salary of $481,000 and an annual target bonus equal to 50% of his annual base salary based upon our board of directors’ assessment of Mr. Tucker’s performance and our attainment of targeted goals as set by the board of directors in its sole discretion. This employment agreement also contains provisions related to a confidentiality, inventions assignment, non-competition and non-solicitation, pursuant to which Mr. Tucker agrees to refrain from disclosing our confidential information during or at any time following his employment with us and from competing with us or soliciting our employees or customers during his employment and for 12 months following termination of his employment.

Mr. Tucker’s second amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” or by him for “good reason,” subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to (x) 12 months of base salary plus his average target incentive compensation received for the three preceding fiscal years, payable on our normal payroll cycle if such termination is not in connection with a “change in control” or (y) 18 months if such termination is in connection with a “change in control,” and (ii) reimbursement of COBRA premiums for health benefit coverage for him and his immediate family in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Mr. Tucker had he remained employed with us for up to (x) 12 months following termination if such termination is not in connection with a “change in control” or (y) 18 months if such termination is in connection with a “change in control.” In addition, if within 12 months following a “change in control,” Mr. Tucker is terminated by us without “cause” or he resigns for “good reason,” all time-based stock options and other time-based stock-based awards held by Mr. Tucker will accelerate and vest immediately.

Rachael Nokes

Effective December 12, 2019, we entered into an employment agreement with Ms. Nokes, pursuant to which Ms. Nokes is entitled to receive an annual base salary of $309,000 and an annual target bonus equal to 30% of her annual based salary based upon our compensation committee’s assessment of Ms. Nokes’ performance and our attainment of targeted goals as set by the board of directors in its sole discretion. This employment agreement supersedes an offer that was effective as of June 18, 2014. Ms. Nokes also entered into a Nondisclosure, Noncompetition, and Assignment of Intellectual Property Agreement, on June 26, 2014 (the “NDA”). The NDA is unamended and unaffected by the employment agreement and remains enforceable and in full effect in accordance with its terms. This NDA contains provisions related to confidentiality, inventions assignment, non-competition and non-solicitation, pursuant to which Ms. Nokes agrees to refrain from disclosing our confidential information during or at any time following her employment with us and from competing with us or soliciting our employees or customers during her employment and for 12 months following termination of her employment.

Ms. Nokes’ employment agreement provides that, in the event that her employment is terminated by us without “cause” or by her for “good reason,” subject to the execution and effectiveness of a separation agreement and release, she is entitled to receive (i) an amount equal to 9 months of base salary (if such termination is not in connection with a “change in control”) or 12 months of base salary plus her average target incentive compensation received for the three preceding fiscal years (if such termination is in connection with a “change, payable on our normal payroll cycle, and (ii) reimbursement of COBRA premiums for health benefit coverage for her and her immediate family in an amount equal to the monthly employer contribution that we would have made to provide health insurance to Ms. Nokes if she had remained employed with us for up to 12 months following termination. In addition, Ms. Nokes employment agreement provides that if within 12 months following a “change in control,” Ms. Nokes is terminated by us without “cause” or she resigns for “good reason,” all time-based stock options and other time-based stock-based awards held by Ms. Nokes will accelerate and vest immediately.

Troy Ignelzi

Mr. Ignelzi entered into a separation agreement with us on January 28, 2019, which supersedes his former employment agreement and provided for his termination as our chief financial officer effective February 28, 2019. Pursuant to the separation agreement, Mr. Ignelzi was entitled to continuation of his base salary and benefits for the six months following his termination and, provided that he does not enter into any Service Relationship over the following six-month period, up to an additional three months of salary and benefits continuation, at his base salary rate. Pursuant to the separation agreement, all unvested stock options held by Mr. Ignelzi as of his separation date ceased vesting immediately. Pursuant to the separation agreement, the exercise period with respect to vested options was extended until 24 months after Mr. Ignelzi’s separation date.

Outstanding Equity Awards at Fiscal Year-End 2019

The following table provides information with respect to outstanding stock options and grants of unvested restricted share unit awards outstanding held by each of our named executive officers as of December 31, 2019. All stock options reported in the table below were granted pursuant to either our 2014 Plan or our 2017 Plan.

		Option Awards				Share Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Share or Share Units That Have Not Vested (#)		Market Value of Shares or Share Units That Have Not Vested ($)
John H. Tucker						84,500	(13)	274,625
	3/7/2017 (2)	496,674	—	3.81	3/7/2027
	1/17/2018 (3)	47,916	52,084	12.23	1/17/2028
	2/25/19 (4)	—	84,500	3.25	2/25/2029
Rachael Nokes						13,850	(14)	45,013
	9/17/14 (5)	10,445	—	1.66	9/17/2024
	3/13/15 (6)	10,445	—	8.12	3/13/2025
	4/17/2017 (7)	6,426	—	3.81	4/17/2027
	1/17/2018 (8)	8,145	8,855	12.23	1/17/2028
	7/17/2018 (9)	4,905	8,945	4.88	7/17/2028
Troy Ignelzi	3/16/2016 (10)	45,704	—	8.84	2/28/2021
	4/17/2017 (11)	17,187	—	3.81	2/28/2021
	1/17/2018 (12)	11,541	—	12.23	2/28/2021

(1)

All stock options granted pursuant to our 2014 Plan are exercisable immediately on the grant date. In order to preserve the vesting provisions of the options, the shares of our common stock underlying options that are exercised early are subject to a repurchase right by us at the lower of exercise price or fair market value of the underlying stock at the date of repurchase.

(2)

On March 7, 2017, Mr. Tucker was awarded an option to purchase 496,674 shares of our common stock under our 2014 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on January 30, 2018 (the first anniversary of Mr. Tucker’s commencement of employment) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Tucker’s continued service through each vesting date. In the event of a “change in control” transaction during such continued service, 50% of the unvested shares subject to the option shall accelerate and vest immediately. If within 12 months following a “change in control” transaction, Mr. Tucker is terminated by us without “cause” or resigns for “good reason,” 100% of the unvested shares subject to the option will accelerate and vest immediately.

(3)

On January 17, 2018, Mr. Tucker was awarded an option to purchase 100,000 shares of our common stock under our 2017 Plan.  The shares underlying this option vest as follows: 25% of the shares subject to the option vested on January 17, 2019 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Mr. Tucker’s continued service.

(4)

On February 25, 2019, Mr. Tucker was awarded an option to purchase 84,500 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 50% upon the submission of a New Drug Application for FUROSCIX and 50% upon the FDA approval of the New Drug Application for FUROSCIX.

(5)

On September 17, 2014, Ms. Nokes was awarded an option to purchase 10,445 shares of our common stock under our 2014 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on September 17, 2015 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(6)

On March 13, 2015, Ms. Nokes was awarded an option to purchase 10,445 shares of our common stock under our 2014 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on March 13, 2016 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(7)

On April 17, 2017, Ms. Nokes was awarded an option to purchase 6,426 shares of our common stock under our 2014 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on April 17, 2018 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(8)

On January 17, 2018, Ms. Nokes was awarded an option to purchase 17,000 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on January 17, 2019 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(9)

On July 17, 2018, Ms. Nokes was awarded an option to purchase 13,850 shares of our common stock under our 2017 Plan. The shares underlying this option vest as follows: 25% of the shares subject to the option vested on July 17, 2019 (the first anniversary of the grant date) and the remaining shares vest in 36 equal monthly installments on the first day of each month thereafter, subject to Ms. Nokes’ continued service.

(10)

On March 16, 2016, Mr. Ignelzi was awarded an option to purchase 62,671 shares of our common stock under our 2014 Plan. Pursuant to the terms of his separation agreement, all unvested stock options held by Mr. Ignelzi as of his termination date ceased vesting immediately. Exercise rights were extended for an aggregate of 45,704 vested options until the second anniversary of Mr. Ignelzi’s separation from the Company.

(11)

On April 17, 2017, Mr. Ignelzi was awarded an option to purchase 61,495 shares of our common stock under our 2014 Plan. Pursuant to the terms of his separation agreement, all unvested stock options held by Mr. Ignelzi as of his termination date ceased vesting immediately. Exercise rights were extended for an aggregate of 28,187 vested options until the second anniversary of Mr. Ignelzi’s separation from the Company. Mr. Ignelzi exercised 11,000 of his vested options during the year ending December 31, 2019.

(12)

On January 17, 2018, Mr. Ignelzi was awarded an option to purchase 42,616 shares of our common stock under our 2017 Plan. Pursuant to the terms of his separation agreement, all unvested stock options held by Mr. Ignelzi as of his termination date ceased vesting immediately. Exercise rights were extended for an aggregate of 11,541 vested options until the second anniversary of Mr. Ignelzi’s separation from the Company.

(13)	50% vest upon the submission of a New Drug Application for FUROSCIX and 50% vest upon the FDA approval of the New Drug Application for FUROSCIX.
(14)	50% vested on February 25, 2020 and the remainder vest on February 25, 2021.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our named executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions with Related Parties

Other than the compensation agreements and other arrangements described in “Executive Compensation” and elsewhere in this Proxy Statement and the relationships and transactions described below, there was no transaction or series of transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than five percent of our capital stock or any member of their immediately families had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Policies for Approval of Related Party Transactions

Our board of directors has adopted a written related party transactions policy that such transactions must be approved by our audit committee. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

TRANSACTION OF OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our amended and restated bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of our stockholders, a stockholder must give written notice to our Corporate Secretary at scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year's annual meeting. However, our amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person's written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

For stockholder proposals to be brought before the 2021 Annual Meeting of Stockholders, the required notice must be received by our Corporate Secretary at our headquarters no earlier than February 19, 2021, and no later than March 20, 2021.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2021 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than January 1, 2021. Such proposals must be delivered to our Corporate Secretary at scPharmaceuticals Inc., 2400 District Ave., Suite 310, Burlington, MA 01803.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:   The Notice and Proxy Statement and 2019 Annual Report on Form 10-K are available at www.proxyvote.com.   D02424-P35978   SCPHARMACEUTICALS INC.  Annual Meeting of Stockholders  June 9, 2020 12:30 P.M. ET  This proxy is solicited by the Board of Directors   The stockholder(s) hereby appoint(s) John Tucker and Rachael Nokes, or either of them, as proxies, each with the power to appoint  his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of  the shares of Common Stock of SCPHARMACEUTICALS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting  of Stockholders to be held at 12:30 p.m., ET on June 9, 2020, online at www.virtualshareholdermeeting.com/SCPH2020, and  any adjournment or postponement thereof.   This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this  proxy will be voted in accordance with the Board of Directors' recommendations.   Continued and to be signed on reverse side   mportant be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side

SCPHARMACEUTICALS INC.  2400 DISTRICT AVENUE  SUITE 310  BURLINGTON, MA 01803   VOTE BY INTERNET  Before The Meeting - Go to www.proxyvote.com   Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 p.m. Eastern Time on June 8, 2020. Have your proxy  card in hand when you access the web site and follow the instructions to obtain  your records and to create an electronic voting instruction form.   During The Meeting -Go to www.virtualshareholdermeeting.com/SCPH2020   You may attend the meeting via the Internet and vote during the meeting. Have  the information that is printed in the box marked by the arrow available and  follow the instructions.   VOTE BY PHONE - 1-800-690-6903   Use any touch-tone telephone to transmit your voting instructions up until   11:59 p.m. Eastern Time on June 8, 2020. Have your proxy card in hand when  you call and then follow the instructions.  VOTE BY MAIL   Mark, sign and date your proxy card and return it in the postage-paid  envelope we have provided or return it to Vote Processing, c/o Broadridge,  51 Mercedes Way, Edgewood, NY 11717.   D02423-P35978   SCPHARMACEUTICALS INC. For Withhold For All To withhold authority to vote for any individual  All All Except nominee(s), mark "For All Except" and write theThe Board of Directors recommends you vote FOR number(s) of the nominee(s) on the line below.  the following:   1. Election of Class III Directors !!!  Nominees:   01) John H. Tucker  02) Jack A. Khattar  03) Klaus Veitinger, M.D., PhD  The Board of Directors recommends you vote FOR the following proposal: For Against Abstain   2. To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending  !!!    December 31, 2020.   NOTE: The Board of Directors will consider and act upon any other business which may properly come before the meeting. THIS PROXY,  WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER OF RECORD. IF NO DIRECTION  IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.   Please sign exactly as your name(s) appear(s) hereon. When signing as attorney,  executor, administrator, or other fiduciary, please give full title as such. Joint  owners should each sign personally. All holders must sign. If a corporation or  partnership, please sign in full corporate or partnership name by authorized officer.